UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2014

Molycorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 843-8040

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
On November 20, 2014, Molycorp, Inc. (the “Company”) entered into an exchange agreement with a holder of the Company’s 6.00% convertible senior notes due 2017 (the “2017 Notes”) and 5.50% convertible senior notes due 2018 (the “2018 Notes”, and together the with the 2017 Notes, the “Notes”) pursuant to which such holder agreed to exchange $27 million in aggregate principal amount of the 2017 Notes and $11 million in aggregate principal amount of the 2018 Notes for up to a maximum of 15,056,603 shares, but not less than 11,239,436 shares, of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Company will also pay the holder accrued but unpaid interest through the date of completion of the exchange in cash. The aggregate amount of shares of Common Stock to be issued in the exchange will have an agreed-upon value of $15,960,000. The actual number of shares of Common Stock to be issued in the exchange is based on a seven-day volume-weighted average price per share of the Common Stock for the period ending December 2, 2014, subject to an agreed per share floor and cap price.
The issuance of the shares of Common Stock in exchange for the Notes is being made in reliance on the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended.
Forward-Looking Statements
The statement above with respect to the anticipated timing of the completion of the exchange and the actual number of shares of Common Stock issued in connection with the exchange is a forward-looking statement within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This forward-looking statement is subject to the risks and uncertainties that may cause actual results to differ materially, including the satisfaction of customary closing conditions and logistics involved in the delivery of the securities being exchanged. Except as required by law, we do not undertake any obligation to update forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

	By:	/s/ Michael F. Doolan
	Name:	Michael F. Doolan
	Title:	Chief Financial Officer

Date: November 21, 2014